Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Martek Biosciences Corporation:
We consent to the incorporation by reference in the Registration Statement (No. 33-79222) on Form S-8 of Martek Biosciences Corporation of our report dated June 8, 2006, relating to the statements of net assets available for benefits of the Martek Biosciences Corporation 401(k) Retirement Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended and the related schedule for the year ended December 31, 2005, which report appears elsewhere in this Form 11-K.

/s/ CLIFTON GUNDERSON LLP
CLIFTON GUNDERSON LLP

Baltimore, Maryland
June 21, 2006